Exhibit 8.1

List of Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
AMTD Digital Inc.	Cayman Islands
AMTD Digital Financial Holdings Limited	British Virgin Islands
AMTD Digital Investments Holdings Limited	British Virgin Islands
AMTD Risk Solutions Limited	British Virgin Islands
Dense Globe Investments Limited	British Virgin Islands
WME Direct Investment Limited	British Virgin Islands
AMTD International Holding Group Limited	Hong Kong
AMTD Risk Solutions Group Limited	Hong Kong
Digital Finance Media Limited	Hong Kong
Fine Cosmos Development Limited	Hong Kong
AMTD Digital Solutions Power Pte. Ltd.	Singapore
DHI Downtown Pte. Ltd.	Singapore
DHI Downtown (S) Pte. Ltd.	Singapore
The Generation Essentials Group	Cayman Islands
WME Assets Group	Cayman Islands
L’Officiel Group Inc.	Cayman Islands
Road-Trip Endless Group	Cayman Islands
The Art Newspaper Group Inc.	Cayman Islands
Wonderful Time with Co. Ltd.	Cayman Islands
The Art Newspaper Limited	United Kingdom
The Art Newspaper USA Inc.	United States
L’Officiel Publishing Group Inc.	United States
L’Officiel France Publishing Inc.	France
L’Officiel Publishing Italia SRL	Italy
AMTD Group (Canada) Inc.	Canada